Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-253451

Issuer Free Writing Prospectus, dated August 3, 2022

THE WILLIAMS COMPANIES, INC.

$1,000,000,000 4.650% Senior Notes due 2032

$750,000,000 5.300% Senior Notes due 2052

PRICING TERM SHEET

Dated: August 3, 2022

Issuer:	The Williams Companies, Inc.

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB / BBB

Pricing Date:	August 3, 2022

Settlement Date:	August 8, 2022 (T + 3)

Use of Proceeds:	We intend to use the net proceeds of this offering for general corporate purposes, which may include the repayment of our outstanding commercial paper notes and near-term debt maturities.

	Notes due 2032	Notes due 2052
Security Type:	$1,000,000,000 4.650% Senior Notes due 2032	$750,000,000 5.300% Senior Notes due 2052

Maturity Date:	August 15, 2032	August 15, 2052

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2023	February 15 and August 15, commencing February 15, 2023

Principal Amount:	$1,000,000,000	$750,000,000

Benchmark Treasury:	2.875% due May 15, 2032	2.250% due February 15, 2052

Benchmark Treasury Price:	101-03	85-10+

Benchmark Treasury Yield:	2.746%	3.003%

Spread to Benchmark Treasury:	+ 195 bps	+ 230 bps

Re-Offer Yield:	4.696%	5.303%

Coupon:	4.650%	5.300%

Public Offering Price:	99.635% of the principal amount	99.954% of the principal amount

Make-Whole Call:	T+30 bps (prior to May 15, 2032)	T+35 bps (prior to February 15, 2052)

Par Call:	On or after May 15, 2032	On or after February 15, 2052

CUSIP:	969457 BZ2 / US969457BZ28	969457 CA6 / US969457CA67

Joint Book-Running Managers:	BofA Securities, Inc.

Citigroup Global Markets Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

CIBC World Markets Corp.

Credit Suisse Securities (USA) LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

TD Securities (USA) LLC

Co-Managers:	Barclays Capital Inc.

BOK Financial Securities, Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes in this offering will be made against payment therefor by purchasers in this offering on or about August 8, 2022, which is the third business day following the pricing date of the notes (such settlement cycle being referred to as T+3). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the settlement date should consult their own advisors.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the related prospectus supplement and prospectus. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, PNC Capital Markets LLC toll-free at 1-855-881-0697 and Scotia Capital (USA) Inc. toll-free at 1-800-372-3930.